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                                                                    EXHIBIT 99.1


BLUE VALLEY BAN CORP                                     NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128               CONTACT:  Mark A. Fortino
                                                         Chief Financial Officer
                                                         (913) 338-1000



For Immediate Release Thursday, October 12, 2006

            BLUE VALLEY BAN CORP REPORTS THIRD QUARTER 2006 EARNINGS

Overland Park, Kansas, October 12, 2006 -- Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $2.0 million, or fully-diluted earnings per share of $0.83, for the third quarter of 2006, compared to net income of $1.6 million, or $0.67 per share for the same period in 2005. Net income for the nine months ended September 30, 2006 was $4.8 million or $2.01 per share, compared to $3.2 million or $1.34 per share for the same period in 2005.

"During the third quarter, net interest income reached a historically high level, resulting in the highest quarterly earnings ever reported by our Company. For the remainder of 2006 and into 2007, we plan to focus on growing our earning assets and maintaining our net interest margin" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the third quarter of 2006, net interest income increased 24.0% to $7.3 million compared to $5.9 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from a higher yield on average earning assets. Noninterest income decreased to $2.3 million during this period from $3.3 million in the prior year, a decrease of 29.0%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume. Noninterest expense decreased 11.3% to $5.9 million compared to $6.6 million in the prior year quarter. The decrease relates primarily to lower compensation costs associated with the mortgage division.

For the nine-month period ending September 30, 2006, net interest income increased 28.8% to $20.7 million compared to $16.1 million for the same period in 2005, primarily due to expansion of our net interest margin resulting from a higher yield on average earning assets. Noninterest income decreased to $6.5 million during this period from $8.8 million in the prior year, a decrease of 25.8%, primarily due to a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume. Noninterest expense decreased 6.7% to $18.3 million compared to $19.6 million in the prior year period primarily due to lower compensation costs associated with the mortgage division.

Total assets, loans and deposits at September 30, 2006 were $684.9 million, $534.6 million and $530.0 million, respectively, compared to $707.2 million, $513.9 million and $545.7 million one year earlier, respectively. During the one year period ending September 30, 2006, total assets decreased 3.2%, loans increased 4.0%, and deposits decreased 2.9%.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.



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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                               THIRD QUARTER 2006
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
               (all dollars in thousands, except per share data)
                                  (unaudited)


Three Months Ended September 30                         2006             2005
-------------------------------                       --------         --------
Net interest income                                   $  7,266         $  5,858
Provision for loan losses                                  540             --
Non-interest income                                      2,364            3,328
Non-interest expense                                     5,880            6,628
Net income                                               1,991            1,594
Net income per share - Basic                              0.84             0.68
Net income per share - Diluted                            0.83             0.67
Return on average assets                                  1.16%            0.90%
Return on average equity                                 15.43%           14.34%


Nine Months Ended September 30
------------------------------
Net interest income                                   $ 20,703         $ 16,074
Provision for loan losses                                1,205              155
Non-interest income                                      6,535            8,804
Non-interest expense                                    18,280           19,583
Net income                                               4,824            3,194
Net income per share - Basic                              2.04             1.36
Net income per share - Diluted                            2.01             1.34
Return on average assets                                  0.94%            0.62%
Return on average equity                                 13.17%            9.92%


At September 30
---------------
Assets                                                $684,935         $707,188
Loans                                                  534,557          513,924
Deposits                                               530,012          545,693
Stockholders' Equity                                    52,195           45,124